CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)

                Quarter Ended         Six  Months Ended
                  June 28,   June 29,   June 28,   June 29,
                    1997       1996       1997       1996

                PRIMARY
Earnings
Earnings before extraordinary
  loss          $  31,768  $  24,376  $  58,379  $  45,530

Extraordinary
  loss             (1,227)      (441)    (1,227)      (441)

Net earnings    $  30,541  $  23,935  $  57,152  $  45,089

Shares
Weighted average shares
 outstanding       73,341     71,564     73,210     71,551

Common stock
 equivalents        2,419        465      2,191        463

Average shares
 outstanding       75,760     72,029     75,401     72,014

Per share
Earnings before extraordinary
  loss          $    0.42  $    0.34  $    0.77  $    0.63

Extraordinary
  loss              (0.02)        -       (0.02)        -

Net earnings    $    0.40  $    0.34  $    0.75  $    0.63

                FULLY DILUTED
Earnings
Earnings before extraordinary
  loss          $  31,768     24,376  $  58,379  $  45,530

Extraordinary
  loss             (1,227)      (441)    (1,227)      (441)

Net earnings    $  30,541  $  23,935  $  57,152  $  45,089

Shares
Weighted average shares
 outstanding       73,341     71,564     73,210     71,551

Common stock
 equivalents        2,854        602      2,987        591

Average shares
 outstanding       76,195     72,166     76,197     72,142

Per share
Earnings before extraordinary
  loss          $    0.42  $    0.34  $    0.77  $    0.63

Extraordinary
  loss              (0.02)        -       (0.02)        -

Net earnings    $    0.40  $    0.34  $    0.75  $    0.63